As filed with the Securities and Exchange Commission on December 18, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

______________________

FORM S‑8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

______________________

Surmodics, Inc.

(Exact name of Registrant as specified in its charter)

______________________

Minnesota (State or other jurisdiction of incorporation or organization)	41-1356149 (I.R.S. Employer Identification No.)
9924 West 74th Street Eden Prairie, Minnesota 55344 (Address of principal executive offices) (Zip Code)

Surmodics, Inc. 1999 Employee Stock Purchase Plan

(Full title of plans)

Copy to:

Gordon S. Weber
Senior Vice President of Legal, General Counsel and Secretary
9924 West 74th Street

Eden Prairie, Minnesota 55344

(952) 500-7000

(Name, address and telephone number

including area code, of agent for service)

Nicole J. Leimer Faegre Drinker Biddle & Reath LLP 2200 Wells Fargo Center 90 South Seventh Street Minneapolis, Minnesota 55402-3901 (612) 766-7000

______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Emerging growth company ☐
Smaller reporting company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.05 par value	162,917 shares	$ 38.63	$ 6,293,483.71	$ 686.62

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement will also cover any additional shares of common stock, par value $.05 (“Common Stock”), of Surmodics, Inc. (the “Company”) that become issuable under the Surmodics, Inc. 1999 Employee Stock Purchase Plan, as amended and restated (the “ESPP”), by reason of any stock dividend, stock split, reorganization or other similar transaction effected without the Company’s receipt of consideration that results in an increase in the number of outstanding shares of the Common Stock.

(2)

Estimated solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h)(1) and 457(c) under the Securities Act based on the average of the high and low prices per share of the Company’s Common Stock as quoted on the Nasdaq Global Select Market on December 14, 2020.

EXPLANATORY NOTE

Pursuant to General Instruction E of Form S-8, this Registration Statement is filed to register an additional 162,917 shares of the Common Stock of the Company reserved for issuance under the ESPP.  Shares of the Company’s Common Stock issuable under the ESPP were previously registered pursuant to a Registration Statement on Form S-8 (No. 333-54266) filed with the Securities and Exchange Commission (the “Commission”) on January 25, 2001 and a Registration Statement on Form S-8 (No. 333-165101) filed with the Commission on February 26, 2010. Such Registration Statements are currently effective and the contents thereof are incorporated herein by reference except to the extent that such content is superseded by the items appearing below.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement (other than portions of documents filed with the Commission which are furnished, but not filed, pursuant to applicable rules promulgated by the Commission) and made a part hereof:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2020, filed with the Commission on December 2, 2020, including all material incorporated by reference therein;

(b)	The Company’s Current Report on Form 8-K filed on November 18, 2020; and

(c)

The description of the Company’s common stock in the Company’s Form 8-A filed with the Commission on February 25, 1998, or in any report, including any amendment, filed under the Exchange Act for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to filing a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission rather than filed with the Commission). Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

Item 5.	Interests of Named Experts and Counsel.

Faegre Drinker Biddle & Reath LLP has given an opinion on the validity of the shares being registered by this Registration Statement. Faegre Drinker Biddle & Reath LLP does not have an interest in the Company of the type specified in Item 509 of Regulation S-K.

Item 6.	Indemnification of Directors and Officers.

The Company is subject to Minnesota Statutes Chapter 302A, the Minnesota Business Corporation Act (the “Corporation Act”). Section 302A.521 of the Corporation Act provides in substance that, unless prohibited by its articles of incorporation or bylaws, a corporation must indemnify an officer or director who is made or threatened to be made a party to a proceeding by reason of the former or present official capacity of the person against judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding, if certain criteria are met. These criteria, all of which must be met by the person seeking indemnification, are (a) that such person has not been indemnified by another organization or employee benefit plan for the same judgments, penalties, fines, including, without limitation, excise taxes assessed against the person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by the person in connection with the proceeding with respect to the same acts or omissions; (b) that such person must have acted in good faith; (c) that no improper personal benefit was obtained by such person and such person satisfied certain statutory conflicts of interest provisions, if applicable; (d) that in the case of a criminal proceeding, such person had no reasonable cause to believe that the conduct was unlawful; and (e) that, in the case of acts or omissions occurring in such person’s performance in an official capacity, such person must have acted in a manner such person reasonably believed was in the best interests of the corporation or, in certain limited circumstances, not opposed to the best interests of the corporation. In addition, Section 302A.521, subd. 3 requires payment by the Company, upon written request, of reasonable expenses in advance of final disposition in certain instances. A decision as to required indemnification is made by a majority of the disinterested board of directors present at a meeting at which a disinterested quorum is present, or by a designated committee of disinterested directors, by special legal counsel, by the disinterested shareholders, or by a court.  The Company’s articles of incorporation or bylaws impose no limitations on the applicability of Section 302A.521 of the Corporation Act.

The Company also maintains a director and officer insurance policy to cover the Company, its directors and its officers against certain liabilities.

Item 8.	Exhibits.

INDEX TO EXHIBITS

Exhibit No.	Description	Method of Filing
4.1	Restated Articles of Incorporation, as amended	(1)
4.2	Restated Bylaws of the Company, as amended	(2)
4.3	Surmodics, Inc. 1999 Employee Stock Purchase Plan (as amended and restated on February 17, 2016)	(3)
5	Opinion of Faegre Drinker Biddle and Reath LLP	Filed electronically herewith
23.1	Consent of Faegre Drinker Biddle and Reath LLP	(4)
23.2	Consent of Deloitte & Touche LLP	Filed electronically herewith
24	Powers of Attorney	(5)

(1)	Incorporated by reference to Exhibit 3.1 of the Company’s Quarterly Report on Form 10-Q filed on July 29, 2016.

(2)	Incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed on December 23, 2015.

(3)	Incorporated by reference to Appendix D to the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Commission on January 8, 2016.

(4)	Included in Exhibit 5 to this Registration Statement.

(5)	Included on the Signature Page to this Registration Statement.

Item 9.Undertakings.

(a)The Company hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Eden Prairie, State of Minnesota, on December 18, 2020.

SURMODICS, INC.

By	/s/ Gary R. Maharaj
Gary R. Maharaj
President and Chief Executive Officer

POWERS OF ATTORNEY

Each of the undersigned hereby appoints Gary R. Maharaj and Timothy J. Arens, and each of them (with full power to act alone), as attorneys and agents for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act any and all amendments and exhibits to this registration statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby, with full power and authority to do and perform any and all acts and things whatsoever requisite and necessary or desirable.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons, representing a majority of the Board of Directors, in the capacities indicated on December 18, 2020.

Signature	Title	Date

/s/ Gary R. Maharaj	President and Chief Executive Officer (principal executive officer) and Director	December 18, 2020
Gary R. Maharaj

/s/ Timothy J. Arens	Vice President of Finance and Chief Financial Officer (principal financial officer)	December 18, 2020
Timothy J. Arens

/s/ John D. Manders	Corporate Controller (principal accounting officer)	December 18, 2020
John D. Manders

/s/ Susan E. Knight	Chair of the Board of Directors	December 18, 2020
Susan E. Knight

/s/ José H. Bedoya	Director	December 18, 2020
José H. Bedoya

/s/ David R. Dantzker, M.D.	Director	December 18, 2020
David R. Dantzker, M.D.

/s/ Lisa Wipperman Heine	Director	December 18, 2020
Lisa Wipperman Heine

/s/ Ronald B. Kalich	Director	December 18, 2020
Ronald B. Kalich